Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER

OF

MOTOROLA NAME CHANGE CORPORATION

INTO

MOTOROLA, INC.

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

Motorola, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Parent Corporation” or “Company”), DOES HEREBY CERTIFY THAT:

1.                                      The Parent Corporation owns all of the issued and outstanding capital stock of Motorola Name Change Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Subsidiary Corporation”).

2.                                      The Subsidiary Corporation is hereby merged into the Parent Corporation, with the Parent Corporation being the surviving corporation (the “Merger”) pursuant to the following resolutions of the Board of Directors of the Parent Corporation, adopted by Board of Directors of the Parent Corporation at a meeting duly and validly held on June 23, 2010, which resolutions approve the merger of the Parent Corporation with the Subsidiary Corporation:

“Corporate Name Change

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to change the name of the Company to “Motorola Solutions, Inc.” by merging its wholly-owned subsidiary, Motorola Name Change Corporation, with and into the Company (the “Merger”).

RESOLVED, that the Merger be, and hereby is, in all respects, approved;

FURTHER RESOLVED, that pursuant to and at the effective time of the Merger, the name of the Company shall be changed to “Motorola Solutions, Inc.” by deleting Article 1 of the Certificate of Incorporation of the Company and inserting in lieu thereof a new Article 1 to read as follows: “ARTICLE 1: The name of the corporation is Motorola Solutions, Inc.”;

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, in the name, and on behalf, of the Company, to execute and file or cause to be executed and filed such certificates, documents, instruments and agreements, and to perform any and all other acts that he or they may, in such officer’s sole and absolute discretion, deem necessary or desirable to consummate the Merger; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, in the name, and on behalf, of the Company, to execute and deliver or cause to be executed and delivered any and all other agreements, amendments, certificates, reports, applications, notices, letters or other documents and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, upon the advice of counsel, may be necessary, appropriate or desirable in order to enable the Company to fully and promptly carry out the purposes and intent of the foregoing resolutions, and any such action taken or any agreement, amendment, certificate, report, application, notice, letter or other document executed and delivered by them or any of them in connection with any such action will be conclusive evidence of such authority to take, execute and deliver the same.

Authorized Officers

RESOLVED, that the Authorized Officers of the Company are the (i) Co-Chief Executive Officer, Motorola, Inc., and Chief Executive Officer, Mobile Devices and Home business; (ii) Co-Chief Executive Officer, Motorola, Inc., and Chief Executive Officer, Enterprise Mobility Solutions and Networks business; (iii) Senior Vice President, Finance,  Chief Financial Officer; (iv) Executive Vice President, Law, and General Counsel; (v) Corporate Vice President, Corporate Development and Ventures; and (vi) any Assistant Secretary if acting in the capacity of assistant secretary. Authorized Officers may delegate their authority under these resolutions.”

3.                                      The Parent Corporation shall be the surviving corporation of the Merger.  The name of the Parent Corporation shall be amended in the Merger to be “Motorola Solutions, Inc.”

4.                                      The proposed Merger herein certified has been adopted, approved, certified, executed, and acknowledged by the Parent Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware.

5.                                      The filing of this Certificate of Ownership and Merger, and thus the merger of the Subsidiary Corporation into the Parent Corporation, shall be effective at 6:15 a.m., Eastern Standard Time, January 4, 2011.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parent Corporation has caused this Certificate of Ownership and Merger to be signed as of January 3, 2011, by a duly authorized officer, declaring that the facts stated herein are true.

MOTOROLA, INC.

By:	/s/ Edward J. Fitzpatrick
Name:	Edward J. Fitzpatrick
Title:	Senior Vice President and Chief Financial Officer